UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): October 15, 2004 (October 11, 2004)

GEVITY HR, INC.
(Exact name of registrant as specified in charter)

Florida (State of incorporation)	0-22701 (Commission File Number)	65-0735612 (IRS Employer Identification No.)

600 301 Boulevard West
Suite 202
Bradenton, Florida 34205
(Address of principal executive offices / Zip Code)

(941) 741-4300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

                                   ☐         Written communications pursuant to Rule 425 under the Securities Act.

                                   ☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

                                   ☐         Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

                                   ☐         Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01 Entry Into a Material Definitive Agreement

On October 11, 2004, Gevity HR, Inc. (the “Company”) finalized agreements with member insurance companies of American International Group, Inc. (“AIG”) and CNA Financial Corporation (“CNA”) related to the Company’s 2000, 2001 and 2002 workers’ compensation insurance policies with CNA. The agreements have an effective date as of September 30, 2004.

Each of the three original workers’ compensation insurance policies with CNA was established as a loss sensitive insurance program whereby the Company was responsible to fund claims up to $1.0 million per occurrence with aggregate insurance stop-loss at 130% of expected total losses over the life of each policy.

Under the new agreements, the Company purchased insurance from AIG to cover the Company’s workers’ compensation claims liability up to the $1 million per occurrence deductible level for policy years 2000, 2001 and 2002. CNA remains the insurer on the underlying claims for these policy years. The insurance purchased from AIG also provides the Company greater protection relative to the aggregate insurance stop-loss coverage by reducing the Company’s maximum exposure from 130% of expected total losses to approximately 117% of expected total losses over the life of each policy.

The insurance premium of $102.0 million paid to AIG by the Company was funded substantially through the release by CNA to the Company of restricted marketable securities of approximately $76.5 million previously pledged to CNA as collateral and of premium payments and deposits approximating $24.7 million previously paid to CNA.

Other highlights of the agreements include the following:

•	Of the total premium paid by the company, AIG will deposit $94.4 million into an interest bearing loss fund account to fund all claims under the program up to AIG’s aggregate limit.
•	Interest on the loss fund account (which will be reduced as claims are paid over the life of the policy) will accrue to the benefit of the Company at a fixed annual rate of 3.0% until all claims are closed.
•	AIG will return to the Company that portion of the loss fund account, if any, not used or retained to pay claims, including interest earned, at intervals of 36, 60, 84 and 120 months from the date of inception of the agreement. The maximum return amount, which is based upon a pre-determined formula, at 36 and 60 months is limited to $5.5 million each, with no limit as to the return amount at 84 and 120 months. The original agreement with CNA did not provide specific guidelines for the return of excess collateral.

The Company expects that this transaction will not have any impact on its accrued workers’ compensation insurance claims reserves. The Company also expects this arrangement will reduce future administrative expenses associated with the 2000, 2001 and 2002 policy years.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEVITY HR, INC. (Registrant)
Dated: October 15, 2004	By: /s/ Gregory M Nichols
Gregory M. Nichols Senior Vice President